BY-LAWS
OF
COMMERCIAL NATIONAL FINANCIAL CORPORATION

ARTICLE 9.

DIRECTORS

Section 9.1 (a)  Nominations of individuals for election to the Board of Directors may be made at an annual meeting of shareholders (i) by or at the direction of the Board of Directors (or a Nominating Committee to the extent designated by the Board of Directors), or (ii) by any shareholder of the Corporation who was a shareholder of record both at the time of giving of notice provided for in this Section 9.1 and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice and other requirements of this Section 9.1.   References to the Nominating Committee contained in this Section 9.1 shall also include the full Board of Directors to the extent the Board of Directors retains control of all or part of the nomination process.

(b)  The Nominating Committee shall determine its recommendations for director nominees in accordance with the internal guidelines adopted by the Nominating Committee.  As part of such process, the Nominating Committee may accept recommendations from shareholders (along with other appropriate sources).  A shareholder who is not a director or officer of the Corporation who intends to place a suggested nominee before the Nominating Committee for consideration by that Committee shall deliver to the Corporation, to the attention of such Committee, a written request to have a nominee or  nominees considered by the Nominating Committee, which request shall be accompanied by a complete description of the recommended person's qualifications, experience and background, together with a statement signed by the recommended person that he or she consents to act as such.  In addition the shareholder making the nomination, and/or the nominee, as the case may be, shall submit such additional information as the Nominating Committee shall reasonably request.   A shareholder may not recommend himself or herself.  Recommendations under this subsection must be submitted not less than 120 days prior to the date set for the distribution of the Proxy Statement.  The Nominating Committee shall establish such other policies and guidelines with respect to its internal nomination process, as well as its treatment of recommendations from shareholders and others, as the Nominating Committee deems appropriate.  A copy of the portion of such guidelines that apply to shareholder nominations shall be delivered to any shareholder upon such shareholder's written request.

(c)  A shareholder intending to submit the name of a nominee directly to the shareholders at the annual meeting must give timely notice of the nomination in writing to the Secretary and must specify in such notice that the shareholder intends to submit the name of the nominee directly to the shareholders at the meeting and does not intend to have the nominee considered for nomination by the Nominating Committee. To be timely, a shareholder's notice must be received by the Secretary at the principal executive offices of the Corporation not less than 120 days nor more than 180 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the shareholder must be received not later than the later of the 120th day prior to such annual meeting or the tenth day following the public announcement of such meeting. Such shareholder's notice shall set forth:

(i)  as to each person whom the shareholder proposes to nominate for election as a Director (a) the name, age, business and residential addresses, and principal occupation or employment of each proposed nominee, (b) the class and number of shares of capital stock of the Corporation that are beneficially owned by such nominee on the date of such notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and the name of any other person or persons that, to the shareholder's knowledge, have arrangements with the nominee or other shareholders relating to such nomination, (d) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 ("Exchange Act"), and (e) the written consent of each proposed nominee to being named as a nominee and to serve as a Director of the Corporation if so elected; and

(ii) as to the shareholder giving the notice and the beneficial owner or owners, if any, on whose behalf the nomination is made, (a) the name and address of such shareholder and beneficial owners, as they appear on the Corporation's books, (b) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such shareholder and beneficial owners, (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or the designation of the person who is going to appear on behalf of such shareholder to make the nomination, (d) any other information that is required to be provided by the shareholder or beneficial owners pursuant to Regulation 14A under the Exchange Act in such person's capacity as a proponent of a nominee, and (e) a representation as to whether the shareholder or the beneficial owners, if any, intend or are part of a group (listing the member of such groups) which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to elect the nominee, or (ii) otherwise solicit proxies from shareholders in support of such nominee.

(d)  The Corporation may require any proposed nominee to furnish any information, in addition to that required above, that the Corporation may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Corporation.  A submission under Section 9.1(b), above shall be separate from a submission under Section 9.1 (c), above.

(e) Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which Directors are to be elected (i) by or at the direction of the Board of Directors, or (ii) provided that the Board of Directors has determined that Directors shall be elected at such special meeting, by any shareholder of the Corporation who is a shareholder of record both at the time of giving of notice provided for in this Section 9.1(e) and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice and other requirements set forth in this Section 9.1(e).

For nominations to be properly brought before a special meeting by a shareholder, the shareholder must have given timely notice of the nomination in writing to the Secretary. To be timely, a shareholder's notice must be received by the Secretary at the principal executive offices of the Corporation not later than the later of the 120th day prior to such special meeting or the tenth day following the public announcement of such special meeting. Such notice must contain the same information as would be required for an annual meeting under Section 9.1(c). If the Board of Directors has called a special meeting for the election of directors, then no other proposals of business by a shareholder, other than the nomination of persons for election to the Board requested by a shareholder, may be considered at a special meeting of the shareholders.

(f) Only such persons who are nominated in accordance with the procedures set forth in this Section 9.1 shall be eligible to serve as Directors. The presiding officer of the meeting shall determine whether a nomination was made in accordance with this Section 9.1 and, if any proposed nomination is not in compliance with this Section 9.1, to declare that such defective nomination be disregarded. The presiding officer of the meeting shall have sole authority to decide questions of compliance with the foregoing procedures, and his ruling shall be final and conclusive.

(g)  Notwithstanding anything to the contrary in this Section 9.1, (i) if the shareholder (or a qualified representative of the shareholder) does not appear at the applicable meeting of shareholders of the Corporation to present such nomination, such nomination shall be disregarded, and (ii) a shareholder taking such nomination shall also comply with state law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9.1.

(h)  This Section 9.1 has no bearing on the Corporation's inclusion or exclusion of a nominee's name in the Corporation's proxy statement with respect to any annual or special meeting, which decision shall be entirely within the discretion of the Board of Directors; provided that such inclusion or exclusion shall be in compliance with all applicable federal and state laws and regulations.

BF: 234625-1 021342-119425